EXHIBIT 99.1
Contact:
ABM Industries, Inc.
David Farwell (senior vice president, chief of staff and treasurer)
(415) 733-4000 or E-mail: dfarwell@abm.com

ABM INDUSTRIES INCORPORATED APPOINTS
SARAH HLAVINKA MCCONNELL GENERAL COUNSEL
NEW YORK — May 8, 2008 — ABM Industries Incorporated (NYSE:ABM) announced today that Sarah Hlavinka McConnell has been appointed as the company’s general counsel upon the retirement of Linda Auwers on May 15, 2008. McConnell joined ABM last year as senior vice president and deputy general counsel, bringing 19 years of experience as a senior legal advisor and business executive to ABM.
     “I am pleased to congratulate Sarah McConnell as she assumes the important role of ABM’s general counsel,” said Henrik C. Slipsager, ABM Industries president and CEO. “For the past five years, Linda Auwers has been an integral part of our executive team as general counsel and I want to thank her for her contributions and service and wish her well for the future,” he added.
     McConnell’s career encompasses numerous senior level management positions at multi-national companies, including Fisher Scientific International, Inc., where she served as vice president, assistant general counsel and secretary and general counsel Fisher HealthCare; Benchmark Electronics, Inc. in the role of general counsel; Hewlett Packard Company (Compaq Computer Corporation) as associate general counsel and assistant secretary; as well as senior counsel at Cooper Industries, Inc. and associate at Akin Gump Strauss Hauer & Feld LLP.
     McConnell earned a Bachelor of Arts degree from Texas A&M University, graduating Magna Cum Laude. She received her Doctorate of Jurisprudence from the University of Texas Law School.
ABM Industries Incorporated
     ABM Industries Incorporated (NYSE:ABM) is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2007 revenues in excess of $2.8 billion and more than 105,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities across the United States as well as Puerto Rico and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial Services; Ampco System Parking; ABM Security Services; ABM Facility Services; ABM Engineering; and Amtech Lighting Services.
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